UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported): February 14, 2014

ASIARIM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-147187	83-0500896
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 1601, 16/F Jie Yang Building 271 Lockhart Road, Wanchai, Hong Kong		n/a
(Address of principal executive offices)		(Zip code)

Registrant's telephone number, including area code:		+852 6346-1894
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other events

Asiarim Corporation ("Asiarim") hereby states and publically acknowledges and accepts that C=Holdings B.V. ("C=Holdings") is the sole and exclusive owner of the COMMODORE trademarks and brand name. Herewith, Asiarim retracts and rejects any statement to the contrary made in its Current Reports on Form 8-K filed with the SEC on January 17, 2012, January 6, 2012 and December 20, 2011, and retracts and rejects such Current Reports, and accepts that neither it nor any company or person affiliated with it has any right of use or interest in the COMMODORE trademarks or brand name, and that Asiarim may not use or claim any ownership of or interest in the COMMODORE trademarks or brand name without C=Holdings's express authorization. C=Holdings, a private limited liability company having its principal place of business in Breda, The Netherlands (www.commodorecorp.com), has no relationship or affiliation with Asiarim, and is wholly independent of and from Asiarim and any company or person affiliated with Asiarim.

Asiarim further states that C=Holdings's exclusive ownership of the COMMODORE trademarks was adjudged and confirmed by the United States District Court for the Southern District of New York in its Memorandum and Order dated December 16, 2013. After Asiarim made untrue statements in its Current Reports on Form 8-K filed with the SEC on January 17, 2012, January 6, 2012 and December 20, 2011 regarding the ownership of the COMMODORE trademarks and brand name, on February 6, 2012, C=Holdings filed a complaint against Asiarim in the United States District Court for the Southern District of New York, Case No. 12 Civ. 928 (RJS), alleging (1) trademark infringement, false advertising, and unfair competition in violation with the Lanham Act, (2) common law trademark infringement and unfair competition, and (3) tortious interference with prospective business advantage against Asiarim, among other claims, and requested that the Court declare and adjudge that C=Holdings is the sole owner of the COMMODORE trademarks.

Upon completing extensive discovery in Case No. 12 Civ. 928 (RJS), during which the relevant documents were exchanged between the parties and examined, and after a trial during which Asiarim's directors testified to the Court and the relevant documents were inspected by the Court, the Court found, adjudged and declared that C=Holdings is the sole owner of the COMMODORE trademarks and therefore found that Asiarim was liable for (1) trademark infringement, false advertising, and unfair competition in violation of the Lanham Act, (2) common law trademark infringement and unfair competition, and (3) tortious interference with prospective business advantage, because Asiarim had falsely claimed ownership of the COMMODORE trademarks and had marketed COMMODORE-branded products without a valid license from C=Holdings. Accordingly, the Court entered judgment for C=Holdings and awarded it damages in the amount of USD1,000,000 and attorneys' fees, ordered that Asiarim issue a corrective statement to the SEC, to post corrective advertising on its website and submit corrective statements to its customers, and permanently enjoined and forbade Asiarim from using or claiming ownership of the Commodore trademarks without C=Holdings's express authorization.

Specifically, the Court found and adjudged that Asiarim has no valid claim of ownership over C=Holdings, and that on November 7, 2011, all of the shares of C=Holdings were transferred out from under the corporate umbrella of Asiarim by a Dutch notary pursuant to a previously executed contract. The Court further found that the validity of this transfer of C=Holdings from the Asiarim corporate umbrella was confirmed by the Dutch bankruptcy trustee in the bankruptcy case of Commodore Licensing B.V., and that Asiarim admitted that it did not own any of the shares of C=Holdings. Finally, the Court found Asiarim's contention that it had transferred the COMMODORE trademarks to one of its other affiliated companies prior to the November 7, 2011 transfer of the shares of C=Holdings out from the Asiarim umbrella to be false and based upon a "convoluted and ham-fisted effort to concoct post-facto evidence of the purported transfer." The Court thus found that "C=Holdings owned the trademarks independent of Asiarim following the November 7, 2011 share transfer."

Although certain rights for making use of these trademarks were granted to Commodore Licensing B.V. in the past, as announced in Asiarim's Current Report on Form 8-K filed on January 6, 2012, Commodore Licensing B.V. was declared bankrupt on December 28, 2011. Thereupon, the bankruptcy trustee appointed to liquidate Commodore Licensing B.V. terminated all (sub)licenses relative to the COMMODORE trademarks with effect from December 31, 2011. The United States District Court for the Southern District of New York also confirmed this termination of these licensing rights to the COMMODORE trademarks and concluded that the "bankruptcy trustee appointed by the Dutch court terminated Commodore Licensing B.V.'s licensing agreement for the trademarks with C=Holdings – and, as a result, terminated Asiarim's right to use the trademarks through Commodore Licensing B.V. – as well as any other sublicenses issued by Commodore Licensing B.V." Consequently, as of January 1, 2012, neither Asiarim, nor Commodore Licensing B.V., nor any other company affiliated with Asiarim has any right to use, license or otherwise exploit the COMMODORE trademarks.

Asiarim directs all persons that desire to make use of the COMMODORE trademarks to contact C=Holdings. C=Holdings can be reached by email at press@commodorecorp.com.

The Memorandum and Order dated December 16, 2013 of the United States District Court for the Southern District of New York are attached hereto for reference purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 14, 2014	ASIARIM CORPORATION

By: /s/ Ben van Wijhe
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Name: Ben van Wijhe
Title: Director